SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

[Amendment No.____]

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MEDCATH CORPORATION

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MEDCATH CORPORATION
10720 Sikes Place
Charlotte, NC 28277

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 5, 2003

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of MedCath Corporation (the “Company”) to be held at Ballantyne Resort, 10000 Ballantyne Commons Parkway, Charlotte, North Carolina, on March 5, 2003, 10:00 a.m. local time, to consider and act upon each of the following matters:

1.	To elect three members to the Board of Directors to serve for a three-year term as Class II Directors;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending September 30, 2003; and

3.	To transact such other business as may properly come before the meeting and any adjournments thereof.

     These items of business are more fully described in the attached Proxy Statement. Only stockholders of record at the close of business on January 9, 2003, the record date, are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the meeting. A list of those stockholders will be available for inspection at the Company’s headquarters located at 10720 Sikes Place, Charlotte, North Carolina, during ordinary business hours for the ten-day period prior to the Annual Meeting.

By Order of the Board of Directors

/s/ James E. Harris

Secretary

Charlotte, North Carolina

January 28, 2003

     Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the enclosed envelope in order to assure representation of your shares. No postage need be affixed if the proxy card is mailed in the United States.

MEDCATH CORPORATION
10720 Sikes Place
Charlotte, NC 28277

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on March 5, 2003

GENERAL

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of MedCath Corporation (“MedCath” or the “Company”) for use at the Annual Meeting of stockholders to be held at Ballantyne Resort, 10000 Ballantyne Commons Parkway, Charlotte, North Carolina on Wednesday, March 5, 2003 at 10:00 a.m. local time and at any adjournments or postponements of the meeting (the “Annual Meeting”). All proxies will be voted in accordance with the stockholder’s instructions, and if no choice is specified, the enclosed proxy card (or any signed and dated copy thereof) will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by: (i) delivering written revocation or a later dated proxy to the President or Secretary of the Company or (ii) attending the Annual Meeting and voting in person.

     Only stockholders of record as of the close of business on January 9, 2003, the record date fixed by the Board of Directors, will be entitled to vote at the Annual Meeting and at any adjournments or postponements of the meeting. As of January 9, 2003, there were an aggregate of 18,011,520 shares of common stock, par value $.01 per share, of the Company outstanding and entitled to vote. Each share is entitled to one vote.

     The Board of Directors knows of no other matter to be presented at the Annual Meeting. If any other matter upon which a vote may properly be taken should be presented at the Annual Meeting, shares represented by all proxies received by the Board of Directors will be voted on that matter in accordance with the judgment of the persons named as attorneys in the proxies.

     The Company’s Annual Report on Form 10-K, containing financial statements for the fiscal year ended September 30, 2002, is included in the Company’s Annual Report to its stockholders that is being mailed together with this Proxy Statement to all stockholders entitled to vote. It is anticipated that this proxy statement and the accompanying proxy will be first mailed to stockholders on or about January 28, 2003.

VOTING PROCEDURES

     The presence, in person or by proxy, of at least a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to establish a quorum for the transaction of business. Shares represented by proxies pursuant to which votes have been withheld from any nominee for director, or which contain one or more abstentions or broker “non-votes,” are counted as present for purposes of determining the presence or absence of a quorum for the Annual Meeting. A “non-vote” occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner regarding such proposal.

     Election of Directors. Directors are elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting. The three nominees receiving the highest number of affirmative votes of the shares present, in person or represented by proxy, and voting on the election of directors at the Annual Meeting will be elected as Class II Directors for a three-year term. Shares represented by proxies received by the Board of Directors and not so marked as to withhold authority to vote for the nominee will be voted for the election of the nominee. If a stockholder properly withholds authority to vote for the nominee, the stockholder’s shares will not be counted toward the nominee’s achievement of a plurality.

     Appointment of Independent Auditors. The affirmative vote of the majority of shares present, in person or represented by proxy, and voting at the Annual Meeting is required for ratification of the appointment of the independent auditors for the fiscal year ending September 30, 2003. Abstentions, as well as broker “non-votes,” are not considered to have been voted for this matter and have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

     Other Matters. The affirmative vote of the majority of shares present, in person or represented by proxy, and voting is required for approval for all other matters being submitted to the stockholders at the Annual Meeting. Abstentions, as well as broker “non-votes,” are not considered to have been voted for this matter and have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated. Should any other matter not discussed in this Proxy Statement, upon which a vote may be properly taken, be presented at the Annual Meeting, shares represented by all proxies received by the Board of Directors will be voted on that matter in accordance with the judgment of the persons named as attorneys in the proxies.

PROPOSAL NO. 1-ELECTION OF DIRECTORS

     Pursuant to the Company’s certificate of incorporation, the Board of Directors of the Company is divided into three classes. There are two directors currently serving in Class I (with one vacancy in the class), three directors currently serving in Class II and four directors currently serving in Class III. Each director serves for a three-year term, with one class of directors being elected at each Annual Meeting. The Class II Directors’ terms will expire at this Annual Meeting. All directors will hold office until their successors have been duly elected and qualified.

     Prior to the Annual Meeting, John B. McKinnon and Galen Powers were the Class I Directors; Stephen R. Puckett, John Casey and Ruth G. Shaw were the Class II Directors; and David Crane, Edward A. Gilhuly, Adam H. Clammer and Paul B. Queally were the Class III Directors. The nominees for Class II Director are Stephen R. Puckett, John Casey and Ruth G. Shaw. Shares represented by all proxies received by the Board of Directors and not marked to withhold authority to vote for these nominees will be voted for their election. The Board of Directors knows of no reason why these nominees should be unable or unwilling to serve, but if that should be the case, proxies will be voted for the election of some other person or for fixing the number of directors at a lesser number.

     The vacancy in Class I of the Board of Directors occurred when one former director resigned to pursue other business interests. One of the Company’s principal stockholders, Welsh, Carson, Anderson & Stowe VII, L.P. has the right to designate a person for election to the Board of Directors to fill this vacancy, and under the Bylaws of the Company, the remaining directors are authorized to fill it by a majority vote. The Board of Directors has elected not to fill this vacancy (or to nominate a person for election by the stockholders to fill it), however, pending approval by the Securities and Exchange Commission of the corporate governance rule changes proposed by Nasdaq that will affect the composition of boards of directors and board committees of Nasdaq listed companies. The Board of Directors intends to fill this vacancy with a person who will allow the Company to comply with the revised Nasdaq listing requirements.

Board of Directors Meetings and Committees

     The Board of Directors of the Company held five meetings during the fiscal year ended September 30, 2002. The Company expects to have four meetings in fiscal 2003. Each of the directors attended at least 75% of the aggregate of all meetings of the Board of Directors and of all committees of the Board of Directors on which he then served during fiscal 2002. The Company has standing compensation, audit and compliance committees. The Company does not have a standing nominating committee. The compensation committee, of which Messrs. Casey, Gilhuly, Puckett and Queally are members, determines the amount and type of non-stock compensation to be paid to senior management, establishes and reviews general policies relating to compensation and benefits of employees and administers the Company’s stock option plans. The compensation committee, without Mr. Puckett participating, administers the Company’s stock option plans with respect to the Company’s executive officers. The compensation committee held four meetings during fiscal 2002. The audit committee, of which Messrs. Casey, McKinnon and Powers are members, oversees internal accounting controls of the Company and reviews the scope and results of audits and other services provided by the Company’s independent auditors, including matters relating to their appointment and activities. The audit committee held eight meetings during fiscal 2002. The compliance committee, of which Messrs. Clammer and Powers are members, oversees the implementation of the Company’s compliance program, which is to ensure that the Company’s operations at all levels are conducted in compliance with applicable federal and state laws regarding both public and private healthcare programs. The compliance committee held three meetings during fiscal 2002.

Compensation of Directors

     Directors are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors and of any committees of the Board of Directors on which they serve. All non-management directors receive a fee of $3,500 per meeting of the Board of Directors attended. Beginning January 2003, all non-management directors serving on a board committee also receive a fee of $1,000 for each committee meeting attended, with the committee chair receiving an additional fee of $500 per meeting. Non-management directors receive a fee of $500 for each meeting of a board committee that is held telephonically.

     Directors who are not executive officers of the Company are granted options under the Company’s Outside Directors’ Stock Option Plan to purchase 3,500 shares of the Company’s common stock upon becoming a director and as of the first day of each fiscal year, if the director was re-elected as a director or was continuing as a director as of the adjournment of the immediately preceding annual stockholders meeting. These options, which are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code, have an exercise price equal to the fair market value of the Company’s common stock at the date of grant, are exercisable immediately, and expire ten years from the date of grant. The following table sets forth the options granted to directors under the Outside Directors’ Stock Option Plan during the fiscal year ended September 30, 2002.

Option Grants to Directors in Last Fiscal Year

	No. of	Exercise		No. of	Exercise
Name	Shares	Price	Name	Shares	Price

Adam H. Clammer	3,500	$19.46	John Casey	3,500	$15.80
Edward A. Gilhuly	3,500	$15.80	Paul B. Queally	3,500	$15.80
Galen Powers	3,500	$15.80	John B. McKinnon	3,500	$15.80

Directors and Executive Officers

     The following table sets forth for each Class I Director, each Class II Director, each Class III Director and the executive officers of the Company, their ages and present positions with the Company:

Name	Age	Position

Stephen R. Puckett (1)	50	Chairman of the Board
David Crane	46	President and Chief Executive Officer and Director
Michael G. Servais	56	Executive Vice President and Chief Operating Officer
James E. Harris	40	Executive Vice President, Chief Financial Officer and Secretary
Dennis I. Kelly	45	Executive Vice President of Development
Thomas K. Hearn III	42	President, Diagnostic Division
Joan McCanless	49	Senior Vice President Risk Management and Decision Support/Corporate Compliance Officer
R. William Moore, Jr.	53	President, Hospital Division
J. Arthur Parker	37	Senior Vice President and Treasurer
David W. Perry	31	Vice President and Chief Accounting Officer
A. Kenneth Petronis	43	President, Cardiology Consulting and Management
John Casey (1)(2)	57	Director
Adam H. Clammer (3)	32	Director
Edward A. Gilhuly (1)	43	Director
John B. McKinnon (2)	68	Director
Galen Powers (2)(3)	66	Director
Paul B. Queally (1)	38	Director
Ruth G. Shaw	54	Director

(1)	Member of Compensation Committee.

(2)	Member of Audit Committee.

(3)	Member of Compliance Committee.

     MedCath was established as a new holding company in July 2001 at the time the Company completed its initial public offering. All of the directors and officers of MedCath (except Adam H. Clammer) held the same positions with the former holding company that they now hold with MedCath, although in some instances their titles have changed to reflect their additional responsibilities or promotions. For purposes of the information presented below about their experience, the periods they held positions with the former holding company have been combined with the period they have held positions with MedCath. References appearing below to MedCath’s predecessor company are to MedCath Incorporated, which was acquired from its public stockholders in July 1998 by several private investment partnerships sponsored by Kohlberg Kravis Roberts & Co., L.P. and Welsh, Carson, Anderson & Stowe, and members of MedCath’s management team.

     Stephen R. Puckett has been chairman of the board since January 2000. He was a founder of MedCath’s predecessor company in 1988 and served as chairman of the board of directors, president and chief executive officer of MedCath’s predecessor company from that time until January 2000 when he became chairman. From 1984 to 1989, Mr. Puckett served as executive vice president and chief operating officer of the Charlotte Mecklenburg Hospital Authority, a large multi-hospital system, and from 1981 to 1983, he served as its senior vice president. Mr. Puckett serves as a director of Pharmanetics, Inc. Mr. Puckett received a B.A. from the University of Alabama and an M.S. in Health Management from the University of Alabama at Birmingham. Mr. Puckett is standing for election as a director of MedCath at the Annual Meeting.

     David Crane has been MedCath’s president and chief executive officer since January 2000. From 1989 to 1999, Mr. Crane served as executive vice president and chief operating officer of MedCath and its predecessor company and has served as a director of MedCath and its predecessor company since 1989. From 1985 to 1989, Mr. Crane was employed by MediVision, Inc., an eye care company. He served as chief operating officer of MediVision from 1987 to 1989. From 1982 to 1985, he was a business and healthcare consultant and manager with Bain & Company. Mr. Crane received a B.A. from Yale University and an M.B.A. from Harvard Business School. Mr. Crane’s term as a director of MedCath will expire at the 2004 annual stockholders’ meeting.

     Michael G. Servais has been MedCath’s executive vice president and chief operating officer since July 2000. From 1994 to 2000, Mr. Servais served as senior vice president and president of the hospital division of Universal Health Services, Inc. From 1990 to 1994, he was vice president of Universal Health Services, Inc. From 1986 to 1990, Mr. Servais was president of Jupiter Hospital Corporation, a privately held hospital company with seven hospitals and related business entities. From 1981 to 1986, he was vice president of hospital operations for a privately held, for-profit health care company based in Seattle, Washington. From 1968 to 1981, he held a variety of senior management positions in large not-for-profit hospitals in southern California. Mr. Servais received his B.S.B.A. from California State University at Northridge and his M.P.A. from the University of Southern California.

     James E. Harris has been MedCath’s executive vice president and chief financial officer since December 1999. From 1998 to 1999, Mr. Harris was chief financial officer for Fresh Foods, Inc., a manufacturer of fully cooked food products. From 1987 to 1998, Mr. Harris served in several different officer positions with The Shelton Companies, a private investment company. Prior to joining The Shelton Companies, Mr. Harris spent two years with Ernst & Young as a senior accountant. Mr. Harris received his B.S.B.A. from Appalachian State University and his M.B.A. from Wake Forest University’s Babcock School of Management.

     Dennis I. Kelly has been MedCath’s executive vice president of development since January 1999. From 1995 to 1999, Mr. Kelly was the vice president of governmental and national accounts for Siemens Medical Systems, Inc. Mr. Kelly initially joined Siemens in 1983 as a sales representative and held various management positions prior to 1995. Mr. Kelly received a B.S. from Westminster College and a Registered Technologist, Radiography from the University of Utah.

     Thomas K. Hearn III has been president of the diagnostic division of MedCath and its predecessor company since November 1995. From August 1993 to November 1995, Mr. Hearn served as president of Decision Support Systems, Inc., a healthcare software and consulting firm that he co-founded. Mr. Hearn was employed from 1987 to 1993 by the Charlotte Mecklenburg Hospital Authority, a large multi-hospital system, where he served as vice president of administration and administrator of the Authority’s Carolinas Heart Institute. From 1985 to 1987, Mr. Hearn developed managed care products for Voluntary Hospitals of America, a consortium of non-profit hospitals. Mr. Hearn received a B.A. from the College of William and Mary, and the M.P.H. and M.B.A. degrees from the University of Alabama at Birmingham.

     Joan McCanless has been senior vice president of risk management and decision support of MedCath and its predecessor company since 1996 and corporate compliance officer since January 1999. From 1993 to 1996, Ms. McCanless served as a principal of Decision Support Systems, Inc., a healthcare software and consulting firm that she co-founded. Prior to co-founding Decision Support Systems, she was employed at the Charlotte Mecklenburg Hospital Authority where she served as vice president of administration, a department director, head nurse and staff nurse. Ms. McCanless received her B.S. in Nursing from the University of North Carolina at Charlotte.

     R. William Moore, Jr. has been president of the hospital division of MedCath and its predecessor company since November 1995. From 1994 to 1995, Mr. Moore served as president of MedCath’s predecessor company’s first heart hospital, the McAllen Heart Hospital. From 1989 to 1994, Mr. Moore was administrator of University Hospital, a 130-bed hospital in the Charlotte Mecklenburg Hospital Authority’s large multi-hospital system. Mr. Moore received a B.A. from Ohio Northern University and an M.B.A. from Western Carolina University.

     J. Arthur Parker has been MedCath’s senior vice president and treasurer since March 2001. From 1987 to 2001, Mr. Parker served in various positions with Bank of America, which culminated in his position as a high yield bond research analyst with responsibility for coverage of the health care industry at Banc of America Securities. Mr. Parker received his B.A. from the University of Georgia and M.B.A. from Wake Forest University’s Babcock School of Management.

     David W. Perry has been vice president and chief accounting officer since February 2001. From 1994 to 2001, Mr. Perry served in various positions with Deloitte & Touche, which culminated in his position as a senior manager in assurance and advisory services in the Charlotte office of Deloitte & Touche. Prior to 1994, Mr. Perry spent a year with KPMG Peat Marwick as a staff accountant. Mr. Perry received his B.B.A. from James Madison University.

     A. Kenneth Petronis has been president of the cardiology consulting and management business since September 1997. From 1993 to 1997, Mr. Petronis was vice president of network management for PHP, Inc., a subsidiary of United HealthCare of North Carolina, Inc., the largest managed care company in North Carolina. In this role, Mr. Petronis oversaw contractual relationships with over 8,000 physicians and 100 hospitals. Prior to holding that position, Mr. Petronis was with LeBauer HealthCare, the largest multi-specialty clinic in Greensboro, North Carolina, where he was the chief executive officer for four years. Mr. Petronis holds a B.A. degree from Duke University and an M.B.A. from Northwestern University’s Kellogg School.

     John Casey joined MedCath’s Board of Directors in 2000. From 1997 to 1999, Mr. Casey served as chairman and chief executive officer of Physician Reliance Network, Inc., a publicly traded company that was, prior to its merger with US Oncology, Inc., the largest oncology practice management company in the United States. From 1995 to 1997, Mr. Casey was the chief executive officer of Intecare, LLC, a company formed for the purpose of developing joint venture partnerships with high-quality hospitals and integrated healthcare systems. From 1991 to 1995, Mr. Casey served as president and chief operating officer of American Medical International, which, at that time, was the third largest publicly held owner and operator of hospitals in the country. In 1995, American Medical International merged with National Medical Enterprises to create Tenet Healthcare Corporation, where Mr. Casey served as vice-chairman until 1997. He received a B.S. in Economics from Auburn University and an M.S. in Hospital and Health Care Administration from the University of Alabama at Birmingham. Mr. Casey is standing for election as a director of MedCath at the Annual Meeting.

     Adam H. Clammer joined MedCath’s Board of Directors in 2002. Mr. Clammer is an associate with Kohlberg Kravis Roberts & Co., L.P. Prior to joining Kohlberg Kravis Roberts & Co. in 1995, Mr. Clammer was with Morgan Stanley & Co. in its Mergers and Acquisition Department. He received a B.S. from the University of California and an M.B.A. from Harvard Business School. Mr. Clammer’s term as a director of MedCath will expire at the 2004 annual stockholders’ meeting.

     Edward A. Gilhuly joined MedCath’s Board of Directors in August 1998. Mr. Gilhuly has been an executive of Kohlberg Kravis Roberts & Co., L.P. since 1986 and a general partner since January 1995, before becoming a member of the limited liability company which serves as the general partner of Kohlberg Kravis Roberts & Co., L.P., in January 1996. He is managing director of Kohlberg Kravis Roberts & Co. Ltd., the London based affiliate of Kohlberg Kravis Roberts & Co., L.P. Mr. Gilhuly is also a director of Owens-Illinois, Inc., Rockwood Specialties, Inc. and Layne Christensen Company. Mr. Gilhuly received a B.A. from Duke University and an M.B.A. from Stanford University. Mr. Gilhuly’s term as a director of MedCath will expire at the 2004 annual stockholders’ meeting.

     John B. McKinnon joined MedCath’s Board of Directors in 2001. He was also a director of MedCath from 1996 until 1998. From 1989 until his retirement in 1995, he served as the dean of the Babcock Graduate School of Management at Wake Forest University. From 1986 to 1988, he served as president of Sara Lee Corporation. Mr. McKinnon also serves as a director of Ruby Tuesday, Inc., and several privately held companies. He received an A.B. from Duke University and an M.B.A. from Harvard Business School. Mr. McKinnon’s term as a director of MedCath will expire at the 2005 annual stockholders’ meeting.

     Galen Powers joined MedCath’s Board of Directors in 1999. He is the senior founder and has served as president of Powers, Pyles, Sutter & Verville P.C., a Washington, D.C. law firm specializing in healthcare and hospital law, since he founded the firm in 1983. Mr. Powers was the first chief counsel of the federal Centers for Medicare and Medicaid Services (formerly known as the Health Care Financing Administration) and has served as a director and the president of the National Health Lawyers Association. He serves as a director and a member of the audit committee of Health Management Systems, Inc. and as a director of several private companies in the healthcare industry. Mr. Powers received a B.A. in History from the University of Michigan and an L.L.B. from the University of Michigan Law School. Mr. Powers’ term as a director of MedCath will expire at the 2005 annual stockholders’ meeting.

     Paul B. Queally joined MedCath’s Board of Directors in August 1998. Mr. Queally has been a general partner at Welsh, Carson, Anderson & Stowe since January 1996. Prior to joining Welsh, Carson, Anderson & Stowe, Mr. Queally was a general partner at the Sprout Group, the private equity group of Credit Suisse First Boston. Mr. Queally received a B.A. from the University of Richmond in 1986 and an M.B.A. from the Columbia Business School in 1990. Mr. Queally is currently the chairman of Concentra, Inc. and a director of United Surgical Partners International, Inc. and LabOne, Inc. Mr. Queally’s term as a director of MedCath will expire at the 2004 annual stockholders’ meeting.

     Ruth G. Shaw joined MedCath’s Board of Directors in January 2003. Ms. Shaw is President of Duke Power Company, a public utility that is one of the principal subsidiaries of Duke Energy Corporation, an energy corporation. From 1997 to January 2003 she served as executive vice president and chief administrative officer of Duke Energy Corporation. She is a director of Wachovia Corporation. Ms. Shaw received a B.A. and an M.A. from East Carolina University and a Ph.D. from the University of Texas-Austin. Ms. Shaw is standing for election as a director of MedCath at the Annual Meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders’ Agreement With Principal Stockholders

     The Company has a stockholders’ agreement with the investment partnerships sponsored by Kohlberg Kravis Roberts & Co., L.P. and Welsh, Carson, Anderson & Stowe VII, L.P., and individuals affiliated with their sponsors, which own 31.0% and 30.0%, respectively, of MedCath’s outstanding common stock. The stockholders’ agreement, which governs the voting and certain other rights and obligations of these stockholders, provides that each party to the agreement will be entitled to designate a specified number of persons for election to MedCath’s Board of Directors and obligates the other parties to the agreement to vote their shares in favor of those designees.

     As a result, the affiliates of Kohlberg Kravis Roberts & Co., L.P. are entitled to designate four directors and the affiliates of Welsh, Carson, Anderson & Stowe are entitled to designate three directors. The number of directors that each of these affiliates is entitled to designate under the stockholders’ agreement decreases as their percentage ownership of MedCath’s common stock decreases. The affiliates of Kohlberg Kravis Roberts & Co., L.P. and of Welsh, Carson, Anderson & Stowe VII, L.P. will each be entitled, however, to designate at least one director so long as they own 5% or more of MedCath’s common stock on a fully-diluted basis.

     Under the stockholders’ agreement, the following actions also require the separate approval of a majority of the shares held by the affiliates of Kohlberg Kravis Roberts & Co., L.P. and a majority of the shares held by the affiliates of Welsh, Carson, Anderson & Stowe VII, L.P.:

•	appointment, dismissal or replacement of MedCath’s chief executive officer,

•	mergers or consolidations with or into another corporation,

•	sales, transfers or disposals of all or substantially all of MedCath’s assets, and

•	acquiring, purchasing or investing in any material assets, or disposing of any material assets, other than in the ordinary course of business.

     These separate approval rights terminate for each of these groups of stockholders when the group’s ownership of MedCath’s common stock is less than 20% on a fully-diluted basis.

     The stockholders’ agreement also contains certain restrictions on the transfer of each group’s respective shares. Among these restrictions is a requirement that each of the parties to the stockholders’ agreement give the Company prior written notice of a proposed sale or other transfer of their shares, except for transfers to affiliates, distributions by a partnership to its partners, transfers to spouses or lineal descendants or transfers in connection with a public offering. Upon receipt of this notice of proposed sale, MedCath is obligated to notify the other parties to the stockholders’ agreement, each of whom has the right to sell a pro rata portion of its shares to the potential purchaser. These rights apply so long as the stockholders’ agreement is in effect.

     MedCath also has a registration rights agreement with affiliates of Kohlberg Kravis Roberts & Co., L.P. and Welsh, Carson, Anderson & Stowe VII, L.P. that gives each of them the right to require MedCath on multiple occasions to register their shares of common stock under the Securities Act of 1933, subject to certain exceptions stated in the registration rights agreement.

Agreements With Executive Officers

     MedCath has also entered into a management stockholder’s agreement with each of Stephen R. Puckett, MedCath’s chairman of the board, and David Crane, MedCath’s president and chief executive officer, that restricts their ability to transfer their shares of common stock, including a 180-day lock-up provision, which applies to public offerings of MedCath’s common stock. This agreement grants Mr. Crane and Mr. Puckett registration rights whenever MedCath proposes to register any of its common stock for sale to the public other than registrations on Form S-4 or Form S-8. This agreement also gives MedCath the right prior to July 31, 2003, to acquire shares of common stock and stock options held by Mr. Crane and Mr. Puckett in the following situations for the following amounts:

•	if their respective employment with MedCath is terminated for cause or if they effected a transfer of their shares of common stock in violation of the agreement, MedCath may repurchase their shares at a price equal to the lesser of $19.00 per share or the market price per share and certain of their options at a price equal to the in-the-money value of those options.

•	upon their death or permanent disability or if their respective employment is terminated by them for “good reason” or by MedCath without cause, MedCath may repurchase their shares at the market price per share and certain of their options at a price equal to the in-the-money value of those options in the case of death or disability or a percentage of the in-the-money value of those options in the case of a termination for “good reason” by them or without cause by MedCath.

•	if they terminate their respective employment without “good reason,” MedCath may repurchase its shares at the market price per share and their options for a percentage of the in-the-money value of the options.

     In addition, under the management stockholder’s agreement, in the event of their death or permanent disability while they are employed by MedCath or if they are employed by MedCath until their retirement at age 65 or over, Mr. Crane and Mr. Puckett may require MedCath to repurchase their shares at the market price per share and their options to purchase common stock for the in-the-money value of those options.

     In March 2001, Mr. Puckett, Mr. Crane, Dennis I. Kelly and James E. Harris entered into separate agreements with MedCath that obligate them to exercise on or before March 22, 2005 (or, if earlier, no later than the date their employment with MedCath terminates) certain stock options MedCath has granted to them prior to the date of the agreement. If all of these options vest and become exercisable, these executive officers will be obligated under these agreements to exercise options to purchase the number of shares set forth opposite their names below.

Name	Number of Shares

Stephen R. Puckett	187,500
David Crane	175,000
Dennis I. Kelly	26,000
James E. Harris	25,000

     Each of these executive officers also has an employment agreement with MedCath.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The table on the following page presents information concerning the beneficial ownership of the shares of MedCath common stock outstanding as of January 9, 2003 for:

•	each person who is known to be the beneficial owner of 5% or more of the outstanding shares of MedCath’s common stock,

•	each executive officer of the Company listed in the summary compensation table,

•	each director of the Company, and

•	all of MedCath’s executive officers and directors as a group.

     Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, MedCath believes each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of common stock subject to options that are exercisable within 60 days of January 9, 2003 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of another person.

     Unless indicated otherwise in the footnotes to the table, the address of each individual listed below is 10720 Sikes Place, Suite 300, Charlotte, North Carolina 28277.

	Number of Shares	Percentage of Common
Name of Beneficial Owner	Beneficially Owned(1)	Stock Outstanding %

MedCath 1998 LLC (2)	5,568,522	30.9
Welsh, Carson, Anderson & Stowe VII, L.P. (3)	5,071,867	28.2
WCAS Healthcare Partners, LP	52,632	*
David Crane	547,055	3.0
Michael G. Servais	78,766	*
James E. Harris	75,000	*
Dennis I. Kelly	68,167	*
R. William Moore, Jr.	80,527	*
Stephen R. Puckett (4)	917,879	5.1
Adam H. Clammer (2)	7,000	*
Edward A. Gilhuly (2)	5,583,022	31.0
Galen Powers	14,500	*
Paul B. Queally (3)	5,090,314	28.3
John Casey	14,500	*
John B. McKinnon	50,500	*
Ruth G. Shaw	3,500	*
Directors and executive officers as a group (18 persons)	12,656,396	70.3

*	Indicates less than one percent ownership.

(1)	The following shares of common stock subject to options currently exercisable or exercisable within 60 days of January 9, 2003 are deemed outstanding for the purpose of computing the percentage ownership of the person holding these options: David Crane, 421,131; Michael G. Servais, 38,596; James E. Harris, 75,000; Dennis I. Kelly, 68,167; R. William Moore, Jr., 80,527; Stephen R. Puckett, 323,857; Edward A. Gilhuly, 14,500; Galen Powers, 14,500; Paul B. Queally, 14,500; John Casey, 12,500; John B. McKinnon, 10,500; Adam H. Clammer, 7,000; Ruth G. Shaw, 3,500; and 120,566 by all other executive officers.

(2)	MedCath 1998 LLC is a limited liability company of which KKR 1996 Fund L.P. is the managing member. KKR 1996 G.P. L.L.C. is the sole general partner of KKR Associates 1996, L.P., which is the sole general partner of KKR 1996 Fund L.P. Mr. Gilhuly, a director of MedCath, and Henry R. Kravis, George R. Roberts, Perry Golkin, Paul E. Raether, Michael W. Michelson, James H. Greene, Scott M. Stuart, Todd Fisher, Johannes Huth, Alexander Navab and Neil Richardson are the members of KKR 1996 G.P. L.L.C. Messrs. Kravis and Roberts constitute the management committee of KKR 1996 G.P. L.L.C. Each of the individuals who are the members of KKR 1996 G.P. L.L.C. may be deemed to share beneficial ownership of any shares beneficially owned by KKR 1996 G.P. L.L.C. Each of such individuals disclaims beneficial ownership of such shares. Mr. Clammer is an associate with Kohlberg Kravis Roberts & Co., L.P. Mr. Clammer disclaims that he is the beneficial owner of securities in which he has no economic interest. The address of each such entity and person is c/o Kohlberg Kravis Roberts & Co., 2800 Sand Hill Road, Suite 200, Menlo Park, California 94025.

(3)	Mr. Queally is the general partner of the sole general partner of Welsh, Carson, Anderson & Stowe VII, L.P. and may be deemed to beneficially own all of the shares of common stock owned by that entity. The address such entity and person is 320 Park Avenue, Suite 2500, New York, NY 10022-6815.

(4)	Includes 450,650 shares held by two limited partnerships controlled by Mr. Puckett, which may be deemed to be beneficially owned by Mr. Puckett.

COMPENSATION AND OTHER INFORMATION
CONCERNING DIRECTORS AND OFFICERS

Executive Compensation Summary

     The following table sets forth the annual and long-term compensation for each of the past three fiscal years of each of (i) the Company’s Chief Executive Officer and (ii) each of the Company’s four most highly compensated executive officers who were serving as of January 9, 2003 and whose annual compensation exceeded $100,000 (collectively, with the Chief Executive Officer, the “Named Officers”).

Summary Compensation Table

				Long-Term
				Compensation
				Awards
	Annual Compensation
				Securities
	Fiscal	Salary	Bonus	Underlying Options	All Other
Name and Principal Position	Year	($)	($)	Granted (#) (1)	Compensation ($)(2)

David Crane	2002	450,000	450,000	-0-	31,519
President and Chief	2001	435,000	317,500	-0-	15,099
Executive Officer	2000	376,516	200,000	150,000	3,875
Michael G. Servais	2002	320,000	256,000	-0-	25,154
Executive Vice President	2001	310,000	213,500	-0-	2,804
and Chief Operating	2000	72,692	30,000	200,000	24,143
Officer (3)
James E. Harris	2002	270,000	216,000	-0-	28,882
Executive Vice President,	2001	250,000	172,500	-0-	2,634
Chief Financial Officer and	2000	180,865	100,000	150,000	2,550
Secretary (4)
Dennis I. Kelly	2002	245,000	196,000	-0-	16,979
Executive Vice President of	2001	230,000	159,000	26,000	6,115
Development	2000	211,137	68,000	19,000	5,174
R. William Moore, Jr.	2002	240,000	120,000	-0-	14,952
President, Hospital	2001	232,500	110,200	-0-	2,628
Division	2000	226,236	80,000	86,842	4,517

(1)	The Company’s executive compensation program consists of three principal components: base salary, cash bonuses and long-term incentive compensation in the form of stock options. Stock options granted in a particular year may in fact be based upon each executive officer’s contributions to the Company’s performance in the prior fiscal year. The number of options granted is based upon provisions of an executive officer’s employment agreement or an evaluation of the executive officer’s performance by the chief executive officer or the compensation committee of the Board of Directors.

(2)	Fiscal 2002 consists of matching contributions to the Company’s 401(k) Plan and payments for earned but unused vacation days of $28,519, $22,154, $25,882, $14,221 and $12,142 to Messrs. Crane, Servais, Harris, Kelly and Moore, respectively. Fiscal 2001 consists of matching contributions to the Company’s 401(k) Plan and payments for earned but unused vacation days of $12,548 and $3,317 to Messrs. Crane and Kelly, respectively. Fiscal 2000 consists of matching contributions to the Company’s 401(k) Plan, a moving allowance in the amount of $24,143 paid to Mr. Servais and reimbursement of medical and dental insurance premiums in the amounts of $1,082, $1,160 and $1,160 to Messrs. Crane, Kelly, and Moore respectively.

(3)	Mr. Servais began his employment with the Company in July 2000.

(4)	Mr. Harris began his employment with the Company in December 1999.

Option Grants in Last Fiscal Year

     The following table sets forth information regarding grants of stock options during the fiscal year ended September 30, 2002 to the Named Officers.

Option Grants In Last Fiscal Year

Individual Grants

	Number of	Percent of Total			Grant
	Securities	Options Granted	Exercise		Date
	Underlying Options	to Employees in	Price	Expiration	Present
	Granted (#)	Fiscal Year (1)	($/Sh)	Date	Value ($)

David Crane	-0-	—	—	—	—
Michael G. Servais	-0-	—	—	—	—
James E. Harris	-0-	—	—	—	—
Dennis I. Kelly	-0-	—	—	—	—
R. William Moore, Jr.	-0-	—	—	—	—

(1)	In fiscal 2002, the Company granted to all of its employees options to purchase an aggregate of 145,000 shares of common stock.

Option Exercises and Fiscal Year-End Values

     The following table sets forth information with respect to options to purchase the Company’s common stock granted to the Named Officers, including (i) the number of shares of Common Stock purchased upon exercise of options in the fiscal year ended September 30, 2002; (ii) the net value realized upon such exercise; (iii) the number of unexercised options outstanding at September 30, 2002; and (iv) the value of such unexercised options at September 30, 2002.

Aggregated Option Exercises In Last Fiscal
Year And Fiscal Year-End Option Values

Value of
			Number of Securities	Unexercised
			Underlying	In-the-Money
			Unexercised Options at	Options at
	Shares Acquired on	Value	September 30, 2002 (#)	September 30, 2002($)(1)
Name	Exercise (#)	Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable

David Crane	-0-	—	396,131/250,000	$237,359/-0-
Michael G. Servais	-0-	—	38,596/133,334	-0-/-0-
James E. Harris	-0-	—	50,000/100,000	-0-/-0-
Dennis I. Kelly	-0-	—	48,166/71,834	-0-/-0-
R. William Moore, Jr.	-0-	—	71,053/78,947	-0-/-0-

(1)	The dollar value of unexpired, in-the-money options represents the difference between the closing stock price of $11.30 per share at September 30, 2002 and the exercise prices of the options.

Equity Compensation Plan Information

			Number of Securities
			Remaining Available for
			Future Issuance Under Equity
	Number of Securities to be		Compensation Plans
	Issued Upon Exercise of	Weighted Average	(Excluding Securities
	Outstanding	Exercise Price of	Reflected in
	Options, Warrants	Outstanding	Initial Column) as
	and Rights as of	Options, Warrants	of September 30,
Plan Category	September 30, 2002	and Rights	2002

Equity compensation plans approved by stockholders (1)	2,413,095	$18.15	926,900
Equity compensation plans not approved by stockholders	—	—	—
Total	2,413,095	$18.15	926,900

(1)	These plans consist of the 1998 Stock Option Plan for Key Employees and 2000 Outside Directors’ Stock Option Plan.

EXECUTIVE EMPLOYMENT ARRANGEMENTS

Employment Agreement with Mr. Crane

     MedCath entered into a four-year employment agreement with David Crane, the Company’s president and chief executive officer, which commenced on January 1, 2000. This agreement provides for an initial term of four years and will automatically renew for one additional year unless terminated by either party. Mr. Crane’s employment agreement provides for an initial base salary of $400,000 annually. Mr. Crane is also entitled to an annual cash bonus based on either a measure of MedCath’s earnings per share, an annual earnings per share target for a given year or other performance targets established by the board. The specific performance target for a particular year is established prior to the beginning of that year.

     Mr. Crane’s employment agreement also contains severance arrangements regarding his compensation if his employment is terminated without cause or for “good reason.” If MedCath terminates Mr. Crane’s employment without cause or if Mr. Crane terminates his employment for “good reason,” he will be entitled to receive severance payments equal to two times his annual base salary at the time of termination payable over 12 months and a lump sum cash payment for any accrued but not yet paid vacation, compensation and expense reimbursements. He is also entitled to continued coverage under MedCath’s medical, disability and life insurance plans at MedCath’s expense until the earlier of two years from the date of termination or until he is covered by comparable benefit plans by another employer. If MedCath terminates Mr. Crane’s employment with cause or if he terminates his employment without “good reason,” he is only entitled to a lump sum cash payment for any accrued but not yet paid vacation, compensation and expense reimbursements. This agreement also contains a non-competition provision that prohibits Mr. Crane from competing with MedCath, either directly or indirectly, for a period of 12 months following termination of his employment. In addition, he has agreed not to hire or solicit MedCath’s employees during this time.

Agreements with Messrs. Servais, Harris and Kelly

     MedCath has also entered into employment agreements with Michael G. Servais, James E. Harris and Dennis I. Kelly. The following table sets forth the terms of these agreements that are unique to a particular employee.

			Initial Annual Base
Name of Executive Officer	Title	Date of Agreement	Salary

Michael G. Servais	Executive Vice President and Chief Operating Officer	May 26, 2000	$300,000
James E. Harris	Executive Vice President, Chief Financial Officer and Secretary	October 8, 1999	$225,000
Dennis I. Kelly	Executive Vice President of Development	December 16, 1998	$200,000

     Each of MedCath’s employment agreements with these executive officers provides for an initial term of four years, which automatically renews for one additional year unless terminated by either party. The annual base salary of each executive officer is subject to annual adjustment at the discretion of MedCath’s Board of Directors. Each executive officer is entitled to an annual cash bonus based on a formula set forth in the agreement, which is tied to either a measure of MedCath’s earnings per share, the annual earnings per share target for a given year or other performance targets established by the Board. These agreements also provide for severance arrangements if the executive officer’s employment is terminated without cause or for “good reason.” If MedCath terminates the executive officer’s employment without cause or if the executive officer terminates employment for “good reason,” the executive officer is entitled to receive one times his annual base salary at the time of termination payable over 12 months, except in the case of a termination after a change of control which entitles the executive officer to payment of two times his annual base salary payable over the same period, a lump sum cash payment for any accrued but not yet paid vacation, compensation and expense reimbursements payable within 30 days of termination and continued coverage under MedCath’s medical, disability and life insurance plans until the earlier of 12 months or until he is covered by comparable benefit plans by another employer. If MedCath terminates the executive officer’s employment with cause or if the executive officer terminates employment without “good reason,” the executive officer is only entitled to a lump sum cash payment for any accrued but not yet paid vacation, compensation and expense reimbursements.

     Each of these employment agreements also contains non-competition and non-solicitation provisions. Mr. Servais’ and Mr. Harris’ non-competition provisions prohibit each of them from competing against MedCath, either directly or indirectly, within 50 miles of a facility that either existed or was being developed during his employment for a period of one year following termination of employment. Mr. Kelly’s non-competition provision prohibits the same activities, but does not contain a territory restriction. The non-solicitation provision in each of these agreements prohibits the executive officer from hiring or soliciting MedCath’s employees during the same one year period.

Employment Agreement with Mr. Moore

     MedCath has also entered into an employment agreement with Mr. Moore, the president of MedCath’s hospital division. His initial base salary of $225,000, which was established in August 1999, is subject to annual adjustment at the discretion of MedCath’s president. In addition to his base salary, Mr. Moore is entitled to participate in MedCath’s annual bonus compensation plan. If MedCath terminates Mr. Moore’s employment without cause or if he terminates his employment for “good reason,” subject to certain restrictions, he is entitled to severance payments equal to any accrued but not yet paid additional benefits plus one times his annual base salary at the time of termination, except in the case of a termination after a change of control for which he is entitled to a severance payment equal to two times his annual base salary at the time of termination, in either case payable over 12 months. His employment agreement also contains a 12 month non-competition provision that prohibits him from competing with MedCath within 75 miles of MedCath’s headquarters or a facility that existed or was being developed during his employment. In addition, Mr. Moore is prohibited from hiring or soliciting MedCath’s employees for one year following termination of his employment.

Employment Agreement with Mr. Puckett

     Mr. Puckett has a four-year employment agreement as MedCath’s chairman of the board, which commenced on January 1, 2000. This agreement provides for an initial term of four years and automatically renews for one additional year unless terminated by either party. Mr. Puckett’s employment agreement provides for an initial base salary of $100,000. Mr. Puckett has committed to devote at least 50 days per year to MedCath’s business. He will be paid $3,000 per day for each day he devotes to MedCath’s business in excess of 50 days per year.

     Mr. Puckett’s employment agreement also contains severance arrangements regarding his compensation if his employment is terminated without cause. If MedCath terminates Mr. Puckett’s employment without cause, he will be entitled to receive two times his annual base salary at the time of termination payable over a period of 12 months and a lump sum cash payment for any accrued but not yet paid vacation, compensation and expense reimbursements payable within 30 days of his termination. He is also entitled to continued coverage under MedCath’s medical, disability and life insurance plans at MedCath’s expense until the earlier of two years or until he is covered by comparable benefit plans by another employer. If MedCath terminates Mr. Puckett’s employment for cause or if he terminates his employment without “good reason,” he is only entitled to a lump sum cash payment for any accrued but not yet paid vacation, compensation and expense reimbursements. This agreement also contains a non-competition provision that prohibits Mr. Puckett from competing with MedCath, either directly or indirectly, for a period of 12 months following termination of his employment. In addition, he has agreed not to hire or solicit MedCath’s employees during that time.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General

     The Company’s executive compensation program is administered by the compensation committee of the Board of Directors (the “Committee”), the members of which are the four directors set forth at the end of this report. The chairman of the Company’s board of directors, Stephen R. Puckett, serves as chairman of the Committee. The other three members of the Committee are neither employees nor officers of the Company. The Committee has structured the Company’s compensation program with a view toward ensuring the financial strength of the Company, encouraging high levels of growth and maximizing long-term stockholder value. The goal of the Committee is to establish compensation levels that will enable the Company to attract, motivate, reward and retain qualified executives. The program is designed to focus and direct the energies and efforts of key executives toward achieving specific Company, divisional and strategic objectives. The program has three principal components: base salary, discretionary cash bonuses and long-term incentive compensation paid in the form of stock options. In addition, executive officers may elect to participate in the Company’s tax-deferred savings plan and other benefit plans generally available to all employees.

     The Committee periodically retains one or more consulting firms with expertise in executive compensation to assess the Company’s competitiveness in the labor markets relevant to its business. These firms are retained to review and compare the Company’s compensation program with compensation levels and practices for similar positions in public companies of comparable size and industry type. The most recent survey was obtained by the Committee in July 2002. Although there is limited overlap between the companies included in this survey and the companies included in the industry index used in the performance graph on page 23 of this proxy statement, the Committee believes that the companies included in this survey accurately reflect the markets in which the Company competes for executive officers.

Base Salary

     Each of the Company’s executive officers, including the chief executive officer, receives a base salary that is adjusted annually to reflect changes in market conditions, the Company’s performance and individual responsibilities. The initial base salaries for certain executive officers, including the chief executive officer, were fixed pursuant to written employment agreements. See “Executive Employment Arrangements.” The Company’s base salaries for executive officers at that time ranged from 63% to 97% of the base salaries for similar positions at the companies included in the then most recent survey obtained by the Company of executive compensation levels for companies of comparable size and industry type. Annual adjustments in the base salaries of all executive officers other than the chief executive officer are determined by the Committee based upon a combination of data derived from more current surveys of compensation levels for similar positions in public companies of comparable size and industry type and/or a subjective review of the officer’s performance by the chief executive officer and the attainment of financial and operational objectives, with no specified weight being given to any of these factors. Fiscal 2002 base salary levels for all executive officers other than the chief executive officer were established by the Committee based upon the above criteria.

Bonus Awards

     To reward superior performance and contributions made by key executives, the Company awards discretionary cash bonuses annually based on the achievement of specific financial and operational goals. The financial and operational goals for each individual officer are derived from those established by the Committee for the chief executive officer. The relevant goals and the weight assigned to each goal are tailored to each executive officer based upon his or her area of responsibility. For fiscal 2002, the Company’s executive officers (other than the chief executive officer) received discretionary cash bonuses ranging from 30% to 80% of their base salaries. The maximum amount of discretionary cash bonus for each executive officer is determined at the beginning of each fiscal year and is expressed as a percentage of annual base salary. Each officer receives a detailed memorandum setting forth the financial and operational goals that must be achieved in order to earn the maximum discretionary cash bonus and the relative weight assigned to each goal. Individual cash incentive awards are determined at the end of the fiscal year based upon achievement of the specified financial and operational goals.

1998 Stock Option Plan

     Pursuant to the Company’s 1998 Stock Option Plan, the Company may award its executive officers and key employees incentive stock options and nonqualified stock options. Grants under this plan typically are made to cover a four-year period. Grants were made to incumbent executive officers in 1998 in connection with the Company’s going private transaction. Consequently, grants made since 1998 through the end of fiscal 2002 have generally been limited to those made in connection with initial employment or promotion. Under the plan, the Committee may grant option awards and determine the exercise period, exercise price and such other conditions and restrictions as it deems appropriate for each grant. In fiscal 2002, the Committee did not grant any options under the plan to executive officers.

Chief Executive Officer Compensation

     The initial base compensation of David Crane, the Company’s chief executive officer, was determined in January 2000 pursuant to the terms of his employment agreement with the Company. See “Executive Employment Arrangements – Employment Agreement with Mr. Crane.” Mr. Crane’s employment agreement provides for a minimum annual salary of $400,000, but further provides that Mr. Crane shall be entitled to such salary increases and bonuses as the Committee may approve from time to time. In fiscal 2002, the Committee increased Mr. Crane’s base salary from $435,000 to $450,000. The Committee based this increase on the most recent survey available of compensation levels for chief executive officers of public companies of comparable size in the healthcare facilities industry as well as a subjective review of his performance and the Company’s attainment of financial and operational objectives during fiscal year 2001, with no specified weight being given to any of these factors.

     In fiscal 2002, 80% of Mr. Crane’s discretionary cash bonus was based upon the Company’s achievement of a specified level of earnings before interest, taxes, depreciation and amortization (“EBITDA”), less interest and pre-opening expenses (“adjusted EBITDA”). The financial component of Mr. Crane’s potential cash bonus ranged from 25% to 100% of his base salary, based upon the achievement by the Company of between 96% and 124% of a targeted level of adjusted EBITDA. The remaining 20% of Mr. Crane’s potential cash bonus was based upon the Company’s achievement of specified non-financial operational and strategic goals, including, among others, developing new hospitals and maintaining a compliance program that will ensure the Company’s operations are conducted in compliance with applicable laws regarding both public and private healthcare programs. The actual bonus paid to Mr. Crane in fiscal 2002 was $450,000, or 100% of his base salary. No options were granted to Mr. Crane during fiscal 2002.

Deductibility of Certain Executive Compensation

     Under federal income tax law, a public company may not deduct non-performance based compensation in excess of $1.0 million paid to its chief executive officer or any of its four highest paid other executive officers. No executive officer of the Company received in fiscal 2002 non-performance based compensation in excess of this limit, and, at this time, the Company does not expect that any executive officer of the Company will receive compensation in excess of this limit in fiscal 2003. Accordingly, the Committee did not need to take any action to preserve the deductibility of the compensation paid to its executive officers. The Committee will continue to monitor this situation, however, and will take appropriate action if it is warranted in the future.

Respectfully submitted,

The Compensation Committee

Stephen R. Puckett, Chairman John Casey Edward A. Gilhuly Paul B. Queally

Compensation Committee Interlocks and Insider Participation

     The compensation committee of the Board of Directors is composed of the four directors named as signatories to the compensation committee report above, three of whom are neither employees nor officers of the Company. Mr. Puckett has a four year employment agreement as the Company’s Chairman of the Board, which is described under “Compensation and Other Information Concerning Directors and Officers – Employment Agreement With Mr. Puckett.” The other compensation committee members do not have any non-trivial professional, familial or financial relationship with the Chief Executive Officer, other executive officers or the Company, other than their directorship.

     Edward A. Gilhuly, who serves as a member of the compensation committee of the Company’s Board of Directors, is an executive and general partner of Kohlberg Kravis Roberts & Co., L.P.

     Paul B. Queally, who serves as a member of the compensation committee of the Company’s Board of Directors, is a general partner of Welsh, Carson, Anderson & Stowe VII, L.P.

     See “Certain Relationships and Related Transactions” for a discussion of transactions and certain business relationships between the Company and members of the compensation committee and their affiliates.

STOCK PERFORMANCE GRAPH

     The following graph sets forth the cumulative return on the Company’s stock from July 24, 2001, the date on which the Company’s stock commenced trading on the Nasdaq National Market, through September 30, 2002, as compared to the cumulative return of The Nasdaq Stock Market (U.S. Companies) Index and the cumulative return of the Standard & Poor’s Health Care Facilities Index. The use of the Health Care Facilities Index as one of the Company’s comparison indices represents a change from the comparison provided in last year’s proxy statement. Standard & Poor’s has ceased compiling and publishing the Standard & Poor’s Health Care (Hospital Management) Index, the index the Company used in last year’s proxy statement, which makes the continuing use of such index for comparison purposes not possible. The following graph assumes that $100 was invested on July 24, 2001 in the Company’s common stock, and on June 30, 2001 in each of (1) The Nasdaq Stock Market (U.S. Companies) Index and (2) the Standard & Poor’s Health Care Facilities Index and that all dividends were reinvested.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT
OF INDEPENDENT AUDITORS

     The audit committee of the Board of Directors has selected Deloitte & Touche LLP to serve as the Company’s independent auditors for the fiscal year ending September 30, 2003. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     Approval by the stockholders of the selection of independent auditors is not required, but the Board of Directors believes that it is desirable to submit this matter to the stockholders. If holders of a majority of the common stock present and entitled to vote on the matter do not approve the selection of Deloitte & Touche LLP at the meeting, the audit committee of the Board of Directors will investigate the reason for the rejection and reconsider the appointment. Abstentions will be considered a vote against this proposal and broker non-votes will have no effect on such matter since these votes will not be considered present and entitled to vote.

Audit Fees

     The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended September 30, 2002 and the review of the Company’s quarterly financial statements during the fiscal year were $568,120.

All Other Fees

     The aggregate fees billed by Deloitte & Touche LLP during the fiscal year ended September 30, 2002 for professional services rendered to the Company, other than the services described above under “Audit Fees” for the fiscal year ended September 30, 2002 were $355,113, which amount included $132,437 billed for tax compliance services. The audit committee considers the provision of these services to be compatible with maintaining the principal auditor’s independence.

AUDIT COMMITTEE REPORT

     The following is the report of the audit committee of the Board of Directors with respect to the Company’s audited financial statements for the fiscal year ended September 30, 2002.

     The audit committee is governed by the Audit Committee Charter adopted by the Company’s Board of Directors. Each of the members of the audit committee qualifies as an “independent” director under the current listing standards of the Nasdaq National Market.

     The audit committee has reviewed and discussed the Company’s audited financial statements with management. The audit committee has also discussed with Deloitte & Touche LLP, the Company’s independent auditors, the matters required to be discussed by the Statement of Auditing Standards No. 61, Communication with Audit Committees, which includes, among other items, matters related to the conduct of the annual audit of the Company’s financial statements. The audit committee has also received written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, which related to the auditor’s independence from the Company and has discussed with Deloitte & Touche LLP its independence from the Company.

     Based upon the review and discussions referred to above, the audit committee has recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended September 30, 2002.

Respectfully submitted,

The Audit Committee

John Casey, Chairman John B. McKinnon Galen Powers

OTHER MATTERS

Stockholder Proposals

     Proposals of stockholders intended to be presented at the Company’s 2004 Annual Meeting of Stockholders must be received by the Company at its principal executive offices no later than the close of business on October 1, 2003 (the one hundred twentieth (120th) day prior to the first anniversary of the date of this proxy statement) nor earlier than the close of business on September 1, 2003 (the one hundred fiftieth (150th) day prior to the first anniversary of the date of this proxy statement).

Expenses and Solicitation

     The Company will bear the entire cost of this proxy solicitation, including the preparation, printing and mailing of the Proxy Statement, the proxy and any additional soliciting materials sent by the Company to stockholders. The Company has retained the services of Georgeson Shareholder to assist in the solicitation of proxies from the Company’s stockholders. The fees to be paid to Georgeson Shareholder by the Company for these services are not expected to exceed $900, plus reasonable out-of-pocket expenses. Further, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred by them in forwarding proxy soliciting materials to such beneficial owners. In addition to solicitations by mail, certain of the Company’s directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile and personal interviews. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone or facsimile following the original solicitation.

Section 16(a) Beneficial Ownership Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and holders of more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by regulations of the Securities and Exchange Commission to furnish the Company with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the fiscal year ended September 30, 2002 and written representations from certain Reporting Persons, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended September 30, 2002.

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MEDCATH CORPORATION

Annual Meeting of Stockholders to be held on March 5, 2003

This Proxy is solicited on behalf of the Board of Directors

     The undersigned, revoking all prior proxies, hereby appoints David Crane, James E. Harris and Philip D. Song and each of them, with full power of substitution, as proxies to represent and vote all shares of stock of MedCath Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on March 5, 2003, and at all adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated January 28, 2003 a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors recommends a vote for the election of directors and ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors.

See reverse side

. FOLD AND DETACH HERE .

☒     Please mark votes as in this example.

        This proxy, when properly executed will be voted in the manner directed by the undersigned stockholder(s).

If no direction is given, this proxy will be voted for the election of the nominees for director in proposal 1 and for proposal 2.

1.	To elect three members to the Board of Directors to serve for a three-year term as a Class II Director:

NOMINEES:	Stephen R. Puckett	☐ FOR	☐ WITHHOLD
	John Casey	☐ FOR	☐ WITHHOLD
	Ruth G. Shaw	☐ FOR	☐ WITHHOLD

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending September 30, 2003.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To transact such other business as may properly come before the meeting and any adjournment thereof.

    Please sign exactly as name appears below. Joint owners must both sign. Attorney, executor, administrator, trustee or guardian must give full title as such. A corporation or partnership must sign its full name by an authorized person.

Signature of Stockholder
Date: _______________________________, 2003

Signature if held jointly

Please complete, sign, date and return this proxy card promptly using the enclosed envelope.

I/We will attend the meeting.    ☐ YES    ☐ NO